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                                                                     EXHIBIT 1.3

                            RODI POWER SYSTEMS, INC.
                            A WASHINGTON CORPORATION

                  5,000,000 UNITS OF COMMON STOCK AND WARRANTS
                                 $4.25 PER UNIT


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                         PARTICIPATING DEALER AGREEMENT
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Dear Sirs:

   The undersigned, Intrepid Securities, Inc., has entered into an agreement (the "Underwriting Agreement") with RODI Power Systems, Inc., a Washington corporation (the "Company"), pursuant to which the undersigned has agreed to use its best efforts to form and manage, as the Company's underwriter, a group of securities dealers (the "Participating Dealers"), for the purpose of soliciting offers for the purchase of a minimum of 800,000 Units consisting of one (1) share of the Company's $0.01 par value Common Stock (the "Shares") and one (1) Warrant ("the Warrants") to purchase an additional share of Common Stock at $5.00 per share for five (5) years, and up to a maximum of 5,000,000 Units at $4.25 per Unit. The offering of the Units is further described in the Company's Registration Statement (File No.333-30361) filed on Form SB-2 with the United States Securities and Exchange Commission (the "Commission").

   You are invited to become one of the Participating Dealers and by your confirmation hereof you agree to act in such capacity and to use your best efforts, in accordance with the following terms and conditions, to find purchasers for the Units.

   1. You hereby agree to solicit, as an independent contractor and not as our agent or as an agent of the Company, persons who will acquire Units. A Registration Statement covering the offering has been filed with the Commission in respect to the Units. You will be promptly advised when the Registration Statement becomes effective. You, in selling Units pursuant hereto, agree (which agreement shall also be for the benefit of the Company) that you will comply with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any applicable rules and regulations issued under the Securities Act and/or the Exchange Act. Neither you nor any other person is or has been authorized to give any information or to make any representations other than those

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contained in the Prospectus in connection with the sale of the Units, and you hereby agree not to give any such information or make any such representations.

   2. We shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the offering or arising thereunder. We shall be under no liability to you, except such as may be incurred under the Securities Act and the rules and regulations thereunder, except for lack of good faith and except for obligations expressly assumed by us in this Agreement, and no obligation on our part shall be implied or inferred herefrom.

   3. You will be informed by us as to the states in which we have been advised by counsel that the Units have been qualified for sale or are exempt under the respective securities or blue sky laws of such states, but we have not assumed and will not assume any obligation or responsibility as to the right of you or any other Participating Dealer to sell Units in any state.

   4. An escrow account shall be established for the Company's offering at First Trust National Association, Seattle, WA (the "Escrow Agent"). You shall deliver all checks received from purchasers of the Units solicited by you to the Escrow Agent by twelve 'o clock noon of the next business day after the date of receipt, and all checks should be made payable to "RODI IPO Escrow". All checks should be delivered directly to: Escrow Agent, FTNA, 601 Union St., Suite 2120, Seattle, WA 98101 accompanied by a list showing name, address, and tax identification number for each new investor. If payment is received in the form of a credit card purchase, the net proceeds must be converted to a check for deposit in escrow.

   5. You will be entitled to receive from us a total cash commission of seven percent (7%) of the purchase price of all Units sold by you. In the event that a sale of a Share for which you have solicited a purchaser shall not occur, whether by reason of the failure of any condition specified herein or in the Underwriting Agreement, no payment with respect to such Share shall be paid to you. Payment of commissions due to you will be made promptly after receipt by us of our compensation from the Company. Any payment to you will be payable only with respect to transactions lawful in the jurisdictions where they occur.

   6. This Agreement may be terminated by us at any time upon five days' written notice to you. Your participating in the offer and sale of the Units will be governed by the conditions herein set forth until this Agreement is terminated. If this Agreement is not terminated sooner as provided in this paragraph, then this Agreement will terminate when the offering is completed.

   7. You represent that you are a member in good standing of the National Association of Securities Dealers, Inc. ("NASD") and registered as a broker-dealer with the Commission, or that you are a foreign broker-dealer not eligible for membership under Section I of the Bylaws of the NASD who agree to make no sales within the United


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States, its territories or possessions or to persons who are nationals thereof or residents therein. Your attention is called to the following: (a) Article III, Section 1 of the Rules of Fair Practice of the NASD and the interpretations of said Section promulgated by the Board of Governors of the NASD; (b) Section 10(b) of the Exchange Act and Rule 10b-9 of the general rules and regulations promulgated under the Exchange Act; (c) Section 15 of the Exchange Act and rule 15c2-4 of the general rules and regulations promulgated under the Exchange Act; and (d) Securities Act Release #4968 requiring the distribution of a Preliminary Prospectus to all persons reasonably expected to be purchasers of Units from you at least 48 hours prior to the time you expect to mail confirmations of purchase. You, if a member of the NASD, by signing this Agreement, acknowledge that you are familiar with the cited law, rules and releases, and agree that you will not directly and/or indirectly violate any provisions of applicable law in connection with your participation in the distribution of Units.

   8. In addition to compliance with the provisions of paragraph 7 hereof, you will not, until advised by us in writing or by wire that the entire offering has been distributed and closed, bid for or purchase Shares or Warrants in the open market or otherwise make a market in the Shares or Warrants or otherwise attempt to induce others to purchase these securities in the open market.

   9. Nothing contained herein shall constitute the relationship between you and us as an association, partnership, unincorporated business or other separate entity. We shall be under no liability to make any payment to you except out of funds received by us from the Company as herein before provided. If for federal income tax purposes you along with other Participating Dealers, or any of them, should be deemed to constitute a partnership, then you elect to be excluded from the application of Subchapter K, Chapter 1, Subtitle A, of the Internal Revenue Code of 1986, as amended. We are authorized, in our discretion, to execute on behalf of you such evidence of such election as may be required by the Internal Revenue Service.

   10. Pursuant to the Underwriting Agreement, the Company, jointly and severally, will indemnify and hold you harmless against any losses, claims, damages or liabilities, joint or several:

   (i) to which you may become subject under applicable law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of the material fact contained in the Registration Statement, Prospectus, or any amendment or supplement thereto or in any sales literature, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or

   (ii) to which you may become subject due to the misrepresentation by the Company or its agents (other than you or any other Participating Dealer) of material facts in connection with the sale of the Units, unless the misrepresentation of such


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         material facts was the direct result of misleading information provided to the Company or its agents by you; or

   (iii) to which you may become subject as a result of any breach by the Company of the representations and warranties contained in the Underwriting Agreement.

   The Company will reimburse you for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage or liability (or actions in respect thereof); PROVIDED, HOWEVER, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration, Prospectus or such amendment or supplement or in any sales literature, in reliance upon and in conformity with written information furnished to the Company by you specifically for use in the preparation thereof. This indemnity agreement shall be in addition to any liabilities which the Company may otherwise have in connection with this offering.

   The foregoing indemnity agreement shall extend upon the same terms and conditions to, and shall inure to the benefit of, each person, if any, who controls you.

      (b) You agree to indemnify and hold harmless the Company against any losses, claims, damages or liabilities, joint or several, to which the Company may become subject, under applicable law insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, Prospectus or any amendment or supplement thereto or in any sales literature, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, Prospectus, or such amendment or supplement or in any sales literature, in reliance upon and in conformity with written information furnished to the Company by you specifically for use in the preparation thereof; and will reimburse the Company for any legal or other expenses reasonably incurred in connection with investigation or defending any such loss, claim, damage or liability or (action in respect thereof). This indemnity agreement shall be in addition to any liabilities which you may otherwise have in connection with the offering.

   The foregoing indemnity agreement shall extend upon the same terms and conditions to, and shall inure to the benefit of, each person, if any, who controls the Company.

      (c) Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under subsections (a) or
(b) of this Section 10, notify the indemnifying party in writing of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability which it may have to


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any indemnified party otherwise than under such subsection.  In case any such action shall be brought against such indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party, similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnifying and indemnified parties. Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (a) the employment thereof has been specifically authorized by the indemnifying party in writing, or (b) the indemnifying party has failed to assume the defense and employ counsel or (c) the named parties to any such action (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by such counsel that representation of such indemnified party and the indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them, in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party; provided, however, that the indemnifying party shall, in connection with any one such action or separate or substantially similar or related actions in the same jurisdictions arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys at any time for all such indemnified parties, which firm shall be designated in any settlement of any such action effected without the written consent of the indemnifying party, but if settled with such written consent, or if there be a final judgment or decree for the plaintiff in any such action by court of competent jurisdiction and the time to appeal shall have expired or the last appeal shall have been denied, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

   11. All communications from you should be directed to us at the office of Intrepid Securities Inc., 21515 Hawthorne Boulevard, Suite 990, Torrance, California 90503.

   Please confirm your agreement to solicit persons to acquire Units on the foregoing terms and conditions by signing and returning the form enclosed herewith.



                                    Very truly yours,

                                    INTREPID SECURITIES, INC.


                                    By
                                       -------------------------------
                                       Stephen P. Kelly, President


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Intrepid Securities, Inc.
21535 Hawthorne Blvd., Suite 275
Torrance, CA 90503


Gentlemen:

   The undersigned confirms its agreement to act as a Participating Dealer as referred to in the foregoing Participating Dealers Agreement, subject to the terms and conditions of such Agreement. The undersigned confirms that it is a member in good standing of the National Association of Securities Dealers, Inc.





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(Print Name of Firm)                               (Date)


By
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   (Authorized Signature)


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(Print Name and Title of
Authorized Representative)


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(N.A.S.D. Firm Number)


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Address

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Telephone (    )
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